                                   EXHIBIT 11


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                   PER SHARE
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                                                                      Exhibit 11


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                 PER SHARE (1)
                     (In Thousands, Except Per Share Data)


                                                     Three months ended
                                                          March 31,
                                                   -----------------------
                                                   1994               1995
                                                   ----               ----
 Net income (loss) as reported                 $      352            (4,240)


 Preferred stock dividend requirements              1,378             1,527
                                               ----------            ------

 Fully diluted net loss                        $   (1,026)           (5,767)
                                               ==========            ======

 Average number of common shares -
      fully diluted                                25,690            25,704
                                               ==========            ======

 Fully diluted net loss per common
         and common equivalent share           $      (.04)            (.22)
                                               ==========            ======



(1) This computation is submitted in accordance with Regulation S-K, item 601(b)(11).